Exhibit 3-a(7)

CERTIFICATE OF AMENDMENT OF THE

CERTIFICATE OF INCORPORATION

OF

VILLAGEWORLD.COM, INC.

Pursuant to Section 805 of the New York Business Corporation Law

I, the undersigned, being, respectively, the Chairman of the Board of Directors and President of Villageworld.com, Inc.  (the  "Corporation"),  a  corporation organized and existing  under  the  Business  Corporation  Law of the State of New York hereby certify:

FIRST:                       The name of the Corporation is "Biometrics 2000 Corporation"

SECOND:                  The  Corporation's  original  Certificate of Incorporation was filed with  the Department of State of the State of New York on December 14, 1992, and the  Corporation's  Restated  Certificate  of  Incorporation  was filed with the Department  of  State  of  the  State  of  New  York  on  February  2, 1996. The Corporation amended the Restated Certificate of Incorporation on December 29, 1999 and December 30, 1999.

THIRD:                      The Certificate of Incorporation is hereby amended to change the name of the Corporation and to increase the aggregate number of shares of stock which the Corporation shall have the authority to issue.

FOURTH:                  Articles  First  of  the  Certificate  of  Incorporation  is  hereby stricken  out  in  its entirety, and the following new Article is substituted in lieu  thereof:

"FIRST:                 The name of the Corporation is "Biometrics 2000.com, Inc."

FIFTH:                       To accomplish the amendment relating to the increase in the aggregate number  of  shares  of  common  stock  which the Company shall have authority to issue, from 200,000,000 shares, par value $.001 per share, to 400,000,000 shares,  par  value  $.001,  the  text  of  Article Fourth of the Certificate of Incorporation is hereby  amended  to  read  in  full  as  follows:

"FOURTH:            The aggregate number of shares of stock which the Corporation shall have authority to issue is 400,000,000 shares, consisting of 400,000,000 shares, with a par value of $.001 per share, classified as common shares (the "Common Stock").

SIXTH:                            This Certificate of Amendment to the Certificate of Incorporation was authorized  by  the  unanimous  written  consent  of the members of the Board of Directors  on  October 29, 2003, and by the affirmative vote of the holders of a majority of all of the outstanding shares of the Common Stock of the Corporation entitled  to  vote  at  the  Special Written  Consent  of  the Shareholders obtained on October 29, 2003. Information Statement sent to shareholders of the Corporation on February 13, 2004

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 4th day of March, 2003, and affirms the statements contained herein are true under penalties of perjury.

VILLAGEWORLD.COM, INC.

By: /s/ Peter Keenan
Name: Peter J. Keenan
Title: Chairman of the Board and President